Exhibit 23.1

KPMG Ltda. Calle 90 No. 19C – 74	Teléfono Fax	57 (1) 6188100 57 (1) 2185490
Bogotá D.C.	www.kpmg.com.co

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Grupo Aval Acciones y Valores, S.A.

We consent to the use of our report dated October 20, 2010, with respect to the consolidated balance sheets of Grupo Aval Acciones y Valores, S.A. and Subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of income, shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2009, included in this registration statement on Form 20-F/A and to the reference to our firm under Item 10.G,  “Statement by experts” in such registration statement.

KPMG Ltda.

/s/ KPMG Ltda.

Bogota D.C., Colombia
March 30, 2011